Exhibit 10.05(b)

Confidential treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an asterisk (*). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.


                                  VISTAR / VSA

Louis E. Kirchem
Vice President - Food Service Sales

June 20, 2003


Mr. Anthony Missano
Sbarro, Inc.
401 Broadhollow Road
Melville, NY 11747


Dear Tony:

I want to take a moment to express my appreciation for the follow-up and pro-active work that you and your staff have done to address the case cost concerns discussed in our recent meeting. Based upon the success of Joanne and Wendy's meeting this week and the support of your suppliers, we feel more confident that our benchmark case cost of $* can be achieved in the near future.

Additionally, in respect of our relationship and in an effort to resolve the misunderstanding associated with the mark-up versus margin issue, I suggest we settle the issue going forward by adopting the following:

     >> That the total short paid amounts reflective of * be evenly split between our companies. This way, each party shares equally in any prior misunderstanding.

     >> Effective June 30, 2003, all corporate and franchised Sbarro stores will be converted to an * percent * for all items except cheese, which will be priced as per our current Distribution Agreement and Pepsi Cola contracted items, which will be priced per your contract.

     >> Effective with payments for all invoices beginning June 30, 2003, short payments will be eliminated.

     >> No later than July 30, 2003, Sbarro will reimburse to Vistar fifty percent of the year-to-date short paid amounts up to invoices dated June 29, 2003. As of this writing, the total amount of short pays to Vistar totals approximately $*.

Tony, I believe this to be a fair and equitable settlement plan to resolve this lingering issue and to position both of our companies to move forward as great business partners committed to each parties success. I look forward to hearing from you.

Please acknowledge your acceptance of this settlement by signing below.

Sbarro, Inc.                            Vistar Corporation

By: /s/ Anthony Missano                 By:  /s/ Louis Kirchem
    ------------------------------           -----------------------------------
                                             Louis Kirchem             (6/24/03)
Its: President, QSR       (6/26/03)     Its: Vice President - Foodservice Sales

LEK/jw
Enclosure

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